Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q1 2021 Financial Results – April 28, 2021

Bob Chamness – Chief Legal Officer

Welcome to our Q1 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me. On the call today, we will provide a review of Q1 financial results and an update on the business, followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Charles will now comment on our Q1 financial results.

Financial Results

Thank you Bob and good afternoon everyone.

Before I dive into the financial results I want to make everyone aware of two important changes we have made to our financial reporting structure. First, we are merging what we previously referred to as Retail and as Media into one market category called Commercial1. This change was made to better align with the structure of our sales organization to create better alignment and greater accountability. Second, we will report both total bookings2 and 1st year bookings3 for the Commercial market to provide better insight into future revenue trends. The definition of total bookings remains unchanged and is defined as the non-cancelable value of a contract over its term versus 1st year bookings which only includes the non-cancelable value over the first 12-months of the contract. To provide full transparency, in our earnings scripts we will provide comparative information under both the prior and new reporting structure for the remainder of 2021. We have also included a table within the script showing these comparative results for all of 2020.

($'s in 000's)	Q1'2020	Q2'2020	Q3'2020	Q4'2020	Q1'2021
Prior Bookings Structure:					
Retail - 1st Year	$1,464	$1,128	$1,102	$1,215	$1,661
Retail - Total	$1,803	$1,128	$1,170	$1,296	$2,051
Media - 1st Year	$736	$773	$790	$699	$827
Media - Total	$736	$773	$790	$1,304	$903
New Bookings Structure:					
Commercial - 1st Year	$2,240	$2,082	$1,959	$1,884	$2,499
Commercial - Total	$2,579	$2,082	$1,848	$2,571	$2,965
Prior Revenue Structure:					
Government	$4,043	$4,074	$3,525	$3,304	$3,941
Retail	$1,261	$1,573	$1,354	$1,372	$1,812
Media	$885	$850	$872	$877	$947
New Revenue Structure:					
Government	$3,952	$4,013	$3,470	$3,228	$3,885
Commercial	$2,237	$2,484	$2,281	$2,325	$2,815

[1]	A small amount of bookings/revenues previously classified as Government was reclassified to Commercial to align with our sales and delivery organizational structure.
[2]	Total bookings represent the non-cancellable value of a contract over its term.
[3]	First year bookings represent the non-cancellable value of a contract for the first 12-months.

Revenue for the first quarter was $6.7 million, up 8% from Q1 last year. Service revenue increased 1% from $3.7 million to $3.8 million reflecting growth in services to Commercial customers partially offset by a decrease in services to the Central Banks due to timing of program work. Subscription revenue increased 19% from $2.5 million to $2.9 million reflecting the impact of signing a new Commercial customer, which resulted in $460 thousand of revenue during the quarter. The majority of the minimum contract value for this deal was recognized as revenue upfront, versus ratably over the term of the contract which is customary for most of our Commercial contracts. Revenue was recognized upfront as there were no continuing performance obligations once the software was delivered. I anticipate we will see similar deals like this in the future but I still expect most deals to result in ratable revenue recognition over the term of the contract.

Revenue from Government was lower by 2% from $4.0 million to $3.9 million reflecting the timing of program work with the Central Banks. For the full year, we still expect revenue from the Central Banks to grow modestly in 2021 over 2020. Revenue from Commercial was up 26% from $2.2 million to $2.8 million reflecting the impact of the contract I referenced earlier and the impact of higher services to Commercial customers in support of the plastics recycling work in Europe.

Total Commercial bookings were $3.0 million, up 15%, from $2.6 million in Q1 last year. Total bookings included a $550 thousand booking for the minimum fees owed under a 2-year software license for use in brand protection and traceability use cases. The contract is with the same customer I referred to earlier. First year Commercial bookings were $2.5 million, up 11%, from $2.2 million in Q1 last year. First year bookings included $200 thousand from the same contract I just referenced, representing the minimum fee for the first year of that contract.

Gross margin for the quarter increased to 65%, from 64% in Q1 last year, due to improved Service margins partially offset by lower Subscription margins. Service margins were 59% up from 55% last year due to a favorable mix in billable expenses, with higher labor and lower non-labor expenses. Subscription margins were 73% down from 79% last year reflecting higher license payments to a technology solutions provider. We have initial customer interest in new solutions where we do not yet have the full tech stack and are partnering to round out those offerings. These license payments are recorded as Cost of Goods Sold.

Operating expenses were $12.6 million, a decrease of 4% from $13.0 million in Q1 last year. Operating expenses were lower reflecting lower travel, compensation and marketing costs.

During the second quarter, we will record a non-recurring charge related to the separation agreement we entered into with our prior CEO. The separation agreement includes continuation of salary and benefits thru the term of his employment agreement and the acceleration of stock awards that he would have earned if vesting continued for another two years. We are estimating the total charge will be approximately $6.2 million, which includes $2.2 million of cash related expenses and $4.0 of stock-based compensation expenses. Excluding this non-recurring charge, we expect operating expenses for the second quarter to range from $12.5 million to $13.0 million.

Net loss for Q1 was $8.2 million or 50 cents per common share versus a net loss of $8.9 million or 74 cents per common share in Q1 last year.

We ended the quarter with $70.7 million in cash and investments. We used $7.1 million of cash and investments during the quarter to fund the business including $6.0 million in operations and $500 thousand for capital expenditures.

Our application for forgiveness of the $5 million Paycheck Protection Program loan is still in the process of being reviewed by the Small Business Administration. We do not have any visibility on when they may complete their review.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that we expect to file shortly.

Riley will now provide a business update.

Business Update

Thanks Charles.

I want to start off by talking a bit more about the change in how we are presenting our financial results.  This change reflects both how we are now going to market and how we are now running the business.

In reimagining our Go To Market (GTM) strategy, we realized the prior split of our commercial business into “Media” and “Retail” was not only flawed in name but also flawed in focus and opportunity maximization.  There are wonderful assets, including and especially human assets, in the area we used to describe as “Media” that we could be, should be, and now are applying to our broader commercial effort. Therefore, the historic split no longer captured who we are or where we are going, and it was a no-brainer silo to knock down.

Kindly note, we will continue to provide detailed breakouts for the rest of this fiscal year, so you will be able to monitor our business using both old and new reporting structures, on both a bookings and a revenue basis.  Today’s transcript provides all this information not just for Q1 2021, but also for each quarter of FY 2020.

In addition, we are now also providing further transparency into the segmented duration of our bookings numbers because it is important for your understanding of our progress.  As with everything, we are fully open for feedback, thoughts or suggestions on how we can shed further light.

I also want to provide you an answer to Jim Ricchiuti’s question from the Q4 call, an answer that I would imagine many are curious to hear.

We currently still expect to report triple-digit bookings growth in what we used to refer to as our Retail business, although we now believe revenue growth in this area is unlikely to clear that bar.  Revenue will, however, grow at an extremely high rate.

I believe bookings is the best indicator for what all of us are waiting impatiently to see: an enduring inflection of adoption.  Bookings doesn’t suffer from the vagaries of revenue recognition accounting rules and moreover, it is the leading indicator for where the revenue line is going.

However, while we are indeed reaffirming that we expect to grow bookings triple digit this year, I want to tell you why I think it’s not really that relevant and that the only reason I am discussing this is because we promised you all an answer, and thus we owed you all an answer.  I believe the truly exciting takeaway from today’s call is how we are positioning ourselves for 2022 and beyond.

Size and scale bring a whole bunch of wonderful benefits to the forecasting exercise: A high percentage of bookings coming from renewals, which are much more predictable than bookings expected to come from new business; a big enough pipeline so that even the less predictable new business self-forms into a smooth distribution curve; and importantly, enough history in win/loss analysis to accurately probability weight that distribution curve.  With those attributes, a company can get to a statistically relevant prediction and thus give that guidance with confidence.

But specific guidance for a company that did $5.4 million in bookings last year, that doesn’t enjoy the luxuries in forecasting I just listed, that has some large, lumpy opportunities to which it is almost impossible to accurately assign a meaningful expected value, and that has multiple ways a customer could start adoption that result in wildly different outcomes for day one bookings?

Well, it’s frankly a bit garbage in/garbage out.  And I just think promising without truly high conviction does a lot more damage than good as we try everyday to earn your trust.

For you to build trust in our honesty and transparency, we are best served in telling you things that fall into one of two categories: outright facts, or things that are based on knowable, high-conviction expectations.  Internally we focus on “under promise and over deliver,” and there’s no cadence I’d rather get in with all of you as well.  And candidly, for all the reasons I listed, we just can’t have the level of conviction in our 2021 bookings forecast that we’d like to apply in our communications with you.

On top of all that, there’s something else that makes our current internal numbers less relevant.  We are long-term greedy, not short-term greedy.

We are not going to do a deal that leaves money on the table just to make a number.  We are not going to chase business that doesn’t align with our new GTM strategy just to make a number.  And we are not going to steer a customer to a paid-upfront contract, which delivers a bigger day one bookings number but comes at a discount, versus a pay as you go contract, which understates contract size day one but allows for a larger total dollar-sized deal, just to make a number.

Do I think we’ll grow bookings triple digits?  Yes, I do.  It’s just the logical outcome based on our pipeline and the level of engagement we have across the globe.  There are many ways to get there, we have the skilled team in place to execute on the opportunity set, and there is significant upside potential even above our current internal point estimate.

So, if we can just ignore for a moment arbitrary digit-count hurdles, here’s what I do feel comfortable committing to you: we will grow bookings significantly.

With those two housekeeping items out of the way, I want to turn to what I believe should be the most exciting part of this call, which is sharing with you how we are switching our GTM strategy in order to build a scalable, sustainable, high-growth and high-margin solutions business, one that should allow for a shortening of the time to meaningful gross profit dollars while also increasing our trajectory for years beyond that point.

Before I give you the output, I want to spend some time on the input.

Very high level, and to use software terms, I believe there have been three Digimarc releases.

Digimarc v1.0 was a bunch of really smart people with a game-changing technology who had the common innovator’s curse of trying to predict where the demand would come from and then taking the first steps to get there.  While a natural place to start the GTM journey, the problem every v1.0 company has is that truly great (read: scalable) opportunities are not sold, they are bought.  It is really hard to convince a large customer that they have a problem and then try to prove to them you can solve it.  It requires pre-defined and static pricing, finding the right audience, and then defining the right ROI tests.  It also requires ad-hoc, reactionary adds to the tech stack vs customer-driven and data-informed roadmapping of your product.  This isn’t scalable and it’s not margin friendly.

DMRC v2.0 was released when a few visionaries in their fields heard about what we were doing, came to us and said “I have a problem.  From what I understand of your technology, I think you might be the solve.”  If, in our business planning post that first conversation, we can ascertain that this problem is not prospect-specific, and thus the Total Addressable Market (TAM) is large and our solve could be universally applied, then we have the spark of scalability.  And importantly, the spark of high-margin scalability.

In addition, because DMRC 2.0 customers are coming to us with a problem, the proof we can solve that problem is easier to provide, and wonderfully, they most likely already have a line item in their budget for a solution to their problem. It also allows us to be more thoughtful in how we price, because our solution can be priced based on the value it provides, not some arbitrary price per GTIN.  The $50/GTIN pricing model almost always leaves some value on the table.  In some cases, that value is measured in orders of magnitude.   Orders with an “s.”

For DMRC 2.0 customers, the $50/GTIN pricing construct will be almost irrelevant going forward.  Our pricing will be higher when viewed from the standpoint of this arbitrary metric of “price per GTIN,” because we are selling a solution, not a GTIN.  This is especially true in DMRC 2.0 solves where serialization is a key ingredient.

And then, for true scalability, there’s DMRC v3.0, our newest release.  DMRC 3.0 is when a happy 2.0 customer becomes a “Digimarc Champion,” reaching out either across divisions or geographies in his or her own company, or in some cases reaching across the aisle to competitors, and saying “we’re seeing this type of ROI, but we believe if we adopt this as a wider solve, that ROI will be even higher.”  Our work in sustainability is the most public example of our v3.0 release, but there are others earlier in the process.  DMRC 3.0 is currently the version to which we want all our products and customers to migrate.

I say currently because there is a DMRC 4.0, which involves data-analytics, but it’s still in the ideation stage.  More on that if and when relevant.

DMRC 3.0 allows for us to really roadmap our products.  It allows us to fully lean on our wonderful partners, so we can deliver enduring triple-wins (customer, partner, and Digimarc).  It creates powerful network effects that allow us to iterate with our customers because we’ve moved up a level in terms of our relationship with them, from supplier level to partner level.  It allows us to really consider where else in the stack we can provide value, because we can fully grasp the solutions our customers are seeking, not just the product.  And this is incredibly important, because if the history of tech has taught us anything, it is that while people will make do with tools, what they really want are solutions.  To be fair, a lot of these features are available in 2.0, but it is in 3.0 they become truly impactful to our business.

With the release of 2.0 and more recently 3.0, then, we have the opportunity to re-invent who we are and how we set our priorities.  It is a massive unlock for us in terms of both time to, and scope of, future value creation, and it is the way forward.

We are customer-obsessed and customer-driven; customers have to provide the answers to almost every question we ask ourselves.

We are upgrading our corporate Customer Experience (CX) in a bunch of simple ways, so we can provide an intuitive, consistent and customer-friendly way to do business with us, no matter what entrance you have chosen as the starting point for your Digimarc journey.  We are becoming, and will continue to become, easier to do business with, in multiple different ways, because great CX is a byproduct of customer-obsession.

We are guiding our business based on data, not guesses or gut.

We are no longer chasing lower-margin development deals solely for the current bookings they would provide so we can free those otherwise-booked internal resources to focus on vision and roadmap.  This discipline will allow us to capture bigger and higher-margin bookings in the not-too-distant future.

To this point, and to be clear, if we can work with a potential customer or partner to build a business-plan that proves out that signing a Proof of Concept (POC) or entering into a base-level partnership agreement helps us accelerate our roadmap, we’re in!  And we still want to hear, meet, and plan with anyone interested in doing so, as we realize we don’t have a monopoly on great ideas or on amazing technology.  “Not Invented Here” is not welcome here.

But if you’re a customer that wants to perform a POC for an offering that is already fully baked, we completely hear you and fully respect your process.  After you’ve done whatever it is you need to do to complete your POC and are ready to go into production with us, we will be here ready and eager to everyday win your business, and we can’t wait to reconnect.

If you’re a partner that wants to pay us a small fee to get on-boarded just to check a box or put out a press release with us, we are honored and thrilled you are as excited as we are by our future.  But we are focusing our internal resources on delighting partners with whom we’ve roadmapped the path to wonderful triple-win (customer, partner, Digimarc) deals in the near-future; those partners, and our soon-to-be-delighted shared customers, deserve our laser-focus.

In other words, before we chase rainbows that might help with 2021 bookings but aren’t obvious accelerants to road-mapped solutions, we are now taking the time to ascertain if there are indeed giant pots of gold on the other side of said rainbow, and not just a few gold coins along the road.

Moving up a layer, across the whole company we are questioning every assumption and being patient to come up with the right answer.  “Good enough” and “This is the way it has always been done” are no longer answers we need to accept.

I have promised my teammates one thing above all else, and that is we will allow for focus, not fire drills.

2022 and beyond will be much better if we take the time to do things right starting today, acting with the wonderful freedom to plan, not react.

Mid-race, then, we are in essence shutting down our bowl-of-spaghetti GTM engine, one that was cobbled together as one might expect from a company on a v1.0 release, and we are in process of building a Space-X engine to replace it, one we will have ready for 2022 and beyond.

But here’s what’s amazing about this company, this technology, this opportunity, and every single teammate on this team.

We are going to make this hot swap in such a way that if we didn’t just tell you we were doing it, you wouldn’t have known it had happened.  Instead, you would have just noticed the outcome we expect this upgrade to have, which is an enduring inflection to a truly-scalable, high-margin, customer-informed and customer-driven solutions company that is changing the world in many different ways.

Because on the side, the team has built this auxiliary engine of “on-the-truck” products and pipeline that will carry us across the checkpoint of 2021 without forcing us to pull into pit row.

I am in awe.  And frankly, all of you should be as well.

Starting on our Q2 call, I want to begin introducing you to the internal leaders that are actually creating all this magic.  As I said two Mondays ago, my confidence in this opportunity started with the technology, but grew infinitely once I got a first-row seat to the level of talent throughout this amazing team.  I know when you get to spend time with them, on these earnings calls or at a much-reimagined Analyst Day that I can’t wait to get organized, you will see with your own eyes why I am so confident.  So I will stop there and save a further description of the impressive details underlying all the above until then, because I want you all to be able to dialogue with the visionaries that are actually behind them.

In the meantime, we are happy to answer any questions you might have on this subject during the Q&A session at the end of our prepared remarks.

And as I said two Mondays ago, I don’t expect you to do anything but judge us on our results.

Three last things before we turn it over to you all for Q&A.

First, I promised you consistency of message, and there was just too much level-setting necessary to really start that process today.

I don’t believe a series of shiny anecdotes tells our truth or provides you any value, you need a framework so you can follow threads across quarters.  That is the only true way for you to monitor our progress and begin to extrapolate where we are going.  Plus, a series of shiny anecdotes often reflects a true lack of focus internally, and we are not lacking focus.  But with that being said, there was also too much goodness that’s happened since our Q4 call to not give you a quick update on some of them.  And hopefully it’s clear how each of these aren’t just snapshot anecdotes or vague promises of what could be, but tangible stepping stones to our future.

Any and all open threads you have from prior calls, bring them up in Q&A, we will help you connect those dots there.

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A wonderful partner of ours, PACCOR, announced in a customer-event they held just last week that the City of Hamburg has green-lit a full-scale commercial test of all packaging types PACCOR offers (an exhaustive list!) with the objective being to prove the power of applying Digimarc technology as a means to dramatically improve plastics recycling sortation.  This is the first Golden Thread we are able to discuss, and should work in parallel with the efforts of AIM and HG2.0, as well as other Golden Threads yet-to-be-announced, to prove beyond a shadow of doubt the planet-saving benefits of our technology.  Further to that point, I encourage everyone to keep an eye out for PACCOR’s annual report, coming in May, which will include a scientific study of the benefits of Digimarc’s technology.  Thank you Nicolas and team for everything you do.  Our partnership is the role model of what all corporate partnerships should be, and together we will save the planet.  #digipac

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On the AIM/HG2.0 front, the membership continues to grow in both number and global thought leadership, and the base plan for Phase 3, including test markets and packaging formats, has been locked by the Leadership Team.  It will be publicly announced soon.  I fully understand the excitement and curiosity surrounding this potentially world-changing endeavor, but I remind everyone this is not our truth to tell, so we ask you kindly respect that fact, as hard as I know that is.

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We closed a deal with Practical Methods which has five things worth highlighting.  It is one of the first big migrations we have done of an HP Link customer, and sets the  template for how we can migrate more of those customers.  The customer committed to eight figures of serialized codes, which should give you a sense of how scalable this business can be.  Howard and his wonderful team are based in South Korea, adding a new flag to the Digimarc map.  The end customers being targeted are heavily cosmetic and beauty, a vertical in which we are just scratching the surface.  And most importantly, Practical Methods is a fantastic company that is doing wonderful things, and we are thrilled to be associated with them and more powerfully, call them a partner.

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Another fantastic partner of ours, Multi-Color Corporation (MCC), recently completed a seven-figure production run of serialized labels using a hybrid print technology.  This is the first at-scale commercialization of our serialized offering using this cost-efficient hybrid technology, and opens up a whole other tier of the market that can benefit from our solutions around item-level traceability.  As impressive as this is insofar as what it means for TAM-expansion, we are equally as thrilled by whose packaging these labels will adorn.  The customer, a large fresh food CPG company allowed us to pass along this message to all of you: “Over the last few years, we made significant strides adapting the Digimarc technology into brand image, and we now look forward to propagating it across our SKU portfolio.”  This production run validates that our technology scales in a cost-efficient way.  Moreover, thought leaders are adopting.

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Like the Brooklyn Nets, we just keep adding all-stars to our already impressive roster.  I mentioned on the last call all the wonderful talent, experience and perspective we’ve added at the Board level, but at the company level we’ve been busy as well.  We have added wonderful talent across the board, including two new senior executives, Tim Price (Chief Revenue Officer) and Kelly Haggerty (Chief Product Officer).  As a product company trying to get to big revenues these are two positions we had to find experienced all-stars to fill, and I’m thrilled to announce that mission was accomplished.

Second, I want to share some feedback on what I have learned in these last two and a half weeks.  I have been meeting with as many teammates, partners and customers as would make the time for me, and I want to thank them all for their time, trust and candor.  In these two weeks, I grew taller.

The consistent message I heard from customers and partners, when I asked what we could be doing better, is: “Just do what you promised us you’d do ‘new guy.’  Make this transition seamless because we love the teams we’re working with at Digimarc.  Don’t you dare mess that up!”

The message I heard from teammates was a bit more varied and touched on quite a few different topics. And it was downright inspiring to have the kind of honest and transparent dialogue I was fortunate enough to have with so many passionate people.  Importantly, the single constant I heard in each and every conversation was the love they each have for the company and the people who work here, a message often times said overtly, but in any case was woven into all the wonderful ideas people shared with me regarding ways to make us better.

I want to brag a bit about my new teammates, because they deserve to be bragged about.  This team is tough, it is smart, and it is passionate.  It is a team of rock stars dedicated to changing the world.  I heard quotes like “I came for the tech but stayed for the people,” which just about sums up ALL my conversations.  The level of honesty and transparency, aka the level of “CTC-ness,” I repeatedly heard made me realize just how lucky I am to be a late season-trade to this amazing team.

Every company has its beauty marks and its warts.  Normally, the people inside a company, seeing firsthand how the sausage is made, tend to see much more the warts, much less so the beauty marks.  And that’s just not the case here.  The best way I can describe the spirit and belief of my new teammates is that if I could somehow copy and paste the internal view about our future to partners, customers, and investors, we’d have millions of partners, billions in revenue, and trillions in market cap.  My teammates, and their unshakeable belief in us, is the foundation on which all the aforementioned will be built.

And, my biggest takeaway from these last two and a half weeks?

That foundation is world class and miles high.

And then finally, I want to share a question someone asked me last week, and my answer to him, because while some might call it a stretch goal, it is what loops through my mind every day on endless repeat.

He asked how I would define success for Digimarc, and I told him the answer lies on four axes:

1)	We are considered the single best company or organization anywhere in the world for which to work.
2)	We are considered the single best supplier or partner of any company, in any industry, anywhere in the world.
3)	We never run out of really high ROI ways to invest a portion of our prodigious amounts of free cash flow and thus aren’t returning all of it, just a large percentage of it, to our owners.
4)	And every single stakeholder of Digimarc can proudly tell their kids and grandkids that yes, they actually were a Digimarc stakeholder and yes, it did change, and continues to change, the world.

As with everything, judge us on the results.

With that we’ll open it up to Q&A.  We want to try the same format as the last call, but hopefully with a few more questions this time around.  We have not set a hard stop and will be here for a while, and everyone will have the chance to ask their question.  However, for us to be able to continue this slightly different Q&A format, we do ask you all keep it professional.  Again, not asking you to take it easy on us, you own this company, just asking you to keep it professional.  Operator?

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